Exhibit 4.5
STOCK OPTIONS AGREEMENT
     THIS STOCK OPTIONS AGREEMENT (the “Agreement”) is entered into as of March 30, 2009, by and between Ascent Media Corporation, a Delaware corporation (the “Corporation”), and the individual whose name, address and social security number appear on the signature page hereto (the “Holder”).
RECITALS
     WHEREAS, prior to the spin-off (the “DHC Spin-Off”) of Discovery Holding Company (“DHC”) from Liberty Media Corporation (“LMC”) on July 21, 2005, the Holder held options (the “LMC Options”) to purchase shares of common stock of LMC pursuant to three separate Stock Appreciation Rights Agreements, dated February 28, 2001, July 31, 2003 and August 6, 2004, between LMC and the Holder (collectively, the “Existing Award Agreements”);
     WHEREAS, in connection with the DHC Spin-Off, each LMC Option was adjusted so that, after the completion of the DHC Spin-Off, the Holder held, in addition to an option to purchase shares of LMC common stock, an option to purchase shares of the same series of DHC common stock as the series of LMC common stock for which the LMC Option was exercisable (the number of shares of DHC common stock subject to, and the exercise price for, each such DHC option immediately prior to the closing of the Transactions (as defined below) are set forth on Schedule 1 attached hereto and referred to herein as the “Adjusted DHC Options”);
     WHEREAS, the Adjusted DHC Options were made pursuant to the Discovery Holding Company Transitional Stock Adjustment Plan (as amended and restated, the “Stock Adjustment Plan”);
     WHEREAS, on May 16, 2007, pursuant to the Discovery Holding Company 2005 Incentive Plan (as amended and restated, the “Incentive Plan” and, together with the Stock Adjustment Plan, the “Plans”), the Compensation Committee of the Board of Directors of DHC awarded to the Holder an option to purchase 10,000 shares of Class A common stock, par value $0.01 per share, of DHC at an exercise price of $22.90 (such option, the “2007 Option” and, together with the Adjusted DHC Options, the “Existing Awards”);
     WHEREAS, on September 17, 2008, DHC completed a series of transactions (collectively, the “Transactions”) contemplated by (i) the Transaction Agreement, dated as of June 4, 2008 (as amended, “Transaction Agreement”), by and among DHC, Discovery Communications, Inc. (“DCI”), DHC Merger Sub, Inc., Advance/Newhouse Programming Partnership, and for limited purposes stated therein, Advance Publications, Inc. and Newhouse Broadcasting Corporation and (ii) the Reorganization Agreement, dated as of June 4, 2008 (as amended, the “Reorganization Agreement”), by and among DHC, DCI, the Corporation, Ascent Media Group LLC and Ascent Media Creative Sound Services, Inc.; and
     WHEREAS, pursuant to Section 2.03(d) of the Transaction Agreement each Existing Award that was exercisable for shares of DHC Series A common stock was converted into (i) an option to purchase shares of Series A common stock, par value $0.01, (“Series A

Common Stock”), of the Corporation, (ii) an option to purchase shares of DCI Series A common stock and (iii) an option to purchase shares of DCI Series C common stock, and each Existing Award that was exercisable for shares of DHC Series B common stock was converted into (x) an option to purchase shares of Series B common stock, par value $0.01, (“Series B Common Stock” and, together with the Series A Common Stock, the “Common Stock”), of the Corporation, (y) an option to purchase shares of DCI Series B common stock and (z) an option to purchase shares of DCI Series C common stock.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and Holder hereby agree as follows:
     1. Converted Options. Pursuant to the Transaction Agreement and Reorganization Agreement, subject to the terms contained herein, the Corporation and the Holder agree that the Holder is the owner (collectively, the “Converted Options”) of (i) an option to purchase from the Corporation 5,582 shares of Series A Common Stock at an exercise price of $16.70 per share (as converted from the Adjusted DHC Option subject to the Existing Award Agreement dated July 31, 2003); (ii) an option to purchase from the Corporation 5,582 shares of Series A Common Stock at an exercise price of $15.21 per share (as converted from the Adjusted DHC Option subject to the Existing Award Agreement dated August 6, 2004); (iii) an option to purchase from the Corporation 558 shares of Series A Common Stock at an exercise price of $29.42 per share (as converted from 2007 Option); and (iv) an option to purchase from the Corporation 76,210 shares of Series B Common Stock at an exercise price of $25.29 per share, or, at the election of the Holder, 93,115 shares of Series A Common Stock at an exercise price of $22.53 per share (as converted from the Adjusted DHC Option subject to the Existing Award Agreement dated February 28, 2001, the “B/A Converted Option”).
     2. Exercise of B/A Converted Option. As a result of the adjustments to the B/A Converted Option described above, the number of shares of Series B Common Stock subject to such option is different than the number of shares of Series A Common Stock subject to such option if the Holder elects, as provided in the Existing Award Agreement, to convert such B/A Converted Option into an option to acquire shares of Series A Common Stock. The Holder and the Corporation hereby agree that, notwithstanding anything to the contrary in any Existing Award Agreement, the first exercise of the B/A Converted Option by the Holder shall determine whether the B/A Converted Option is exercisable for shares of Series B Common Stock or Series A Common Stock, and, upon such first exercise of the B/A Converted Option, the B/A Converted Option shall thereafter only be exercisable for the series of Common Stock so elected by the Holder in the first exercise and such election shall be deemed to be an irrevocable election by the Holder as to the applicable series for which such B/A Converted Option shall be exercisable.
     3. Terms and Conditions of Converted Options. Except as provided herein, (i) each Converted Option that was converted from an Adjusted DHC Option will remain subject to all of the terms, conditions and provisions (including the termination, vesting and exercise provisions) of the Stock Adjustment Plan and Existing Award Agreement and (ii) the Converted Option that was converted from the 2007 Option will remain subject to all of the terms, conditions and provisions (including the termination, vesting and exercise provisions) of the Incentive Plan and

Non-Qualified Stock Option Agreement, dated as of May 16, 2007, between DHC and the Holder. Notwithstanding anything herein or in any Plan or Existing Award Agreement to the contrary, to the extent any Converted Option would otherwise expire prior to its scheduled expiration date as a result of the Holder ceasing to be employed by DHC, DCI or the Corporation, such Converted Option shall remain exercisable through its scheduled expiration date irrespective of whether the Holder is at any time, following the closing of the Transactions, employed by LMC, DHC, DCI or the Corporation.
     4. Representations of the Holder. The Holder hereby represents and warrants to the Corporation that the Holder understands and acknowledges: (a) that each Converted Option, and any shares of Common Stock that may be issued upon exercise of all or any portion of a Converted Option, have not been registered under the Securities Act of 1933, as amended, and/or qualified under any applicable state securities laws; (b) that any shares of Common Stock that may be issued upon exercise of all or any portion of a Converted Option may not subsequently be transferred unless so registered and qualified, or unless exemptions from such registration and qualification requirements are available; and (c) that the certificates representing any such shares delivered upon exercise of a Converted Option will bear a legend to that effect. The Holder has been advised that exemptions under such federal and state securities laws may not be available or may not permit the Holder to transfer any such shares in the amounts or at the times desired by the Holder. Notwithstanding anything to the contrary contained herein, if the Holder is engaged as a consultant of the Corporation during the term of any Converted Option, the Corporation shall take reasonable efforts to cause such Converted Option to be covered by an effective Form S-8 Registration Statement, and, to the extent the Holder exercises any such Converted Option while (i) he is a consultant of the Corporation and (ii) such Form S-8 is effective, the shares acquired upon such exercise shall not be subject to the restrictions set forth in clause (b) or (c) of this Section 4.
     5. Notice. Unless the Corporation notifies the Holder in writing of a different procedure, any notice or other communication with respect to this Agreement will be in writing and will be delivered personally or sent by United States first class mail, postage prepaid and addressed as follows:
Ascent Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: William R. Fitzgerald
Any notice or other communication to the Holder with respect to this Agreement will be in writing and will be delivered personally, or will be sent by United States first class mail, postage prepaid, to the Holder’s address as listed on the signature page hereto, unless the Company has received written notification from the Holder of a change of address.
     6. Entire Agreement. Except as otherwise set forth herein, this Agreement (including the schedules hereto) constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection herewith.

     7. Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Colorado. Each party irrevocably submits to the general jurisdiction of the state and federal courts located in the State of Colorado in any action to interpret or enforce this Agreement and irrevocably waives any objection to jurisdiction that such party may have based on inconvenience of forum.
     8. Severability. Each provision of this Agreement will be considered separable and if for any reason any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such illegal, void or unenforceable provision.
     9. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.
     10. Interpretations. References in this Agreement to “this Agreement” and the words “herein,” “hereof,” “hereunder” and similar terms include all Schedules appended hereto. The word “include” and all variations thereof are used in an illustrative sense and not in a limiting sense. Except as provided herein, all of the terms and provisions of the Plan under which the Existing Award was granted and the related Existing Award Agreement shall remain in full force and effect. The headings of the sections of this Agreement have been included for convenience of reference only, are not to be considered a part hereof and will in no way modify or restrict any of the terms or provisions hereof.
     11. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same instrument and will become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

CORPORATION: ASCENT MEDIA CORPORATION
By:	/s/ William E. Niles
	Name:	William E. Niles
	Title:	Executive Vice President, General Counsel and Secretary

HOLDER:
/s/ Robert R. Bennett
Robert R. Bennett
Address: 10900 Hilltop Road Parker, CO 80134

Schedule 1
Adjusted DHC Options

Existing Award Agreement Date		Shares of DHC Common	Exercise Price per share of
		Stock Subject to Adjusted DHC Option	Adjusted DHC Option

1.	February 28, 2001	1,667,985 (Series B)[1]	$19.06

2.	July 31, 2003	100,000 (Series A)	$13.00

3.	August 6, 2004	100,000 (Series A)	$11.84

[1]	The option is also exercisable at the election of the Holder for the same number of shares of DHC Series A common stock at an exercise price of $17.54 per share.